Exhibit 99.2

Shoals Technologies Group, Inc.
Q2 2021 Earnings Conference Call Script
August 10, 2021

Operator
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Good afternoon, and welcome to Shoals Technologies Group Second Quarter 2021 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.
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Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, CFO, Philip Garton and SVP of EV Solutions, Jeff Tolnar.

On this call, management will be making statements based on current expectations and assumptions, which are subject to risks and uncertainties. Actual results could differ materially from our forward-looking statements if any of our key assumptions are incorrect because of other factors discussed in today's press news release regarding second quarter earnings and the comments made during this conference call or in our latest reports and filings with the Securities and Exchange Commission, each of which can be found on our website, www.shoals.com. We do not undertake any duty to update any forward-looking statements.

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's second quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.

With that, let me turn the call over to Jason.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
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Thank you very much Mehgan and good afternoon, everyone. I will start off by giving an overview of the current solar market landscape and the opportunities that it is creating for Shoals. I will then discuss the progress Shoals is making on three of its core growth initiatives—converting the industry to BLA, growing wallet share with new complementary products and entering the EV charging equipment market.

As most of you know, 2020 was a record year for Shoals both in terms of revenues and profits. That momentum continued in Q1, and now again in Q2. Revenues and adjusted EBITDA for Q2 were up 38% and 34% respectively.

Our second quarter results were driven by continued growth in our System Solutions business. That growth was the result of sustained strong demand for utility-scale solar as well as market share gains. Increasingly, customers are seeing the value that our combine-as-you-go system provides and we are converting customers to BLA in a much shorter period of time than it took us in the past.

In our core U.S. solar business, we're seeing increasing levels of demand as the build-out of new projects accelerate. The acceleration is being driven by continued declines in the LCOE of solar, which makes it more competitive with other sources of generation; growing corporate and utility commitments to source energy from renewable resources; the two-year extension of the solar ITC that was passed in December 2020; the IRS’

Exhibit 99.2
expansion of the “Continuity Safe Harbor” to 2025 in June; and the normalization of permitting processes as states reopened from the pandemic. According to many industry analysts, the effect of all of that has been to increase the size of the addressable market over the next three years by about 30%. That's a huge increase in the size of the market and aligns with what we've been seeing in the marketplace and hearing from our customers.

It is also important to highlight that the acceleration of the solar market does more than just increase our addressable market. We find it is also indirectly leading customers to choose our solution versus conventional EBOS. The reason for that is as activity levels grow, labor rates rise and labor availability falls. And many of our EPC customers are telling us that they're having difficulty staffing jobs. The opportunity right now is that big.

And because our combine-as-you-go system installs much faster than conventional EBOS, and does not require skilled labor, we can be the difference between our customers being able to take on an incremental job versus letting it go to a competitor because they don't have the crews available to do the work.

And to give you some perspective for how strong demand is for our products currently, our quoting activity has more than doubled from what we were seeing last year. Average project size, measured in dollars, has increased 62% versus last year, which is very favorable to us because we have certain fixed costs that are the same regardless of the job size, so as the job gets bigger, we get more leverage on those costs. More leverage on our fixed costs usually translates into higher job margins.

The growing demand for our solutions is reflected in our total backlog and awarded orders, which was $200.5 million as of June 30, 2021 an increase of 63% versus the same period last year. And to put that in perspective, that’s more than our total revenues last year.

And now turning to our progress on our growth initiatives.

We’re continuing to take share with our combine-as-you-go system and we’re converting EPCs and developers to our system faster than ever before. To provide some context for how much we have accelerated the customer conversion process, when we went public in January, there were four major EPCs that used our system for most or all of their projects and another 10 that were “in transition”, meaning they had placed an order that is included in our backlog and awarded orders. Winning over those first four EPCs took years. Contrast that with the last six months, where we completed conversion of an additional five EPCs. We’re getting faster at winning new customers.

More importantly, the amount of time it is taking for sales prospects to place their first order is compressing. Since our IPO in January we identified 32 new prospects. During the first and second quarters, nine of them placed orders, successfully converting from prospect to an order in less than 90 days. And that is an extremely short period of time for an EPC or developer to move to a new system that has different means and methods. And we think it underscores the tremendous strength and differentiation of our product offering. And it's also worth highlighting that some of these new customers that we are winning are international.

While we are seeing tremendous performance from our core combine-as-you-go products, we are not standing still. We remain focused on expanding our wallet share with new products, including our recently introduced IV Curve Benchmarking and Wire Management solutions. IV Curve Benchmarking systems give owners unparalleled insights into the performance of their products, all the way down to the string level. And we believe that will be a valuable tool for owners to improve production and lower O and M costs. Our Wire Management solutions are an improvement on conventional wire ties that have a high rate of failure in the field, and will be a

Exhibit 99.2
high volume, high margin product for us. Both of these new products are currently being field tested with customers, and we're on track to generate revenues from both in Q4 of this year.

And finally, we are our progressing steadily on our expansion into EV charging equipment, which we are confident will be an attractive new leg for us and further accelerate our growth.

On our last quarterly earnings call, our SVP of EV Solutions, Jeff Tolnar, spoke in detail about the opportunity that we see for Shoals in EV charging. Installation is nearly half of the cost of deployment; as a reference, for a solar project it is about 30%. The reasons for high cost installation revolve around a lot of the very same issues encountered in solar: the need for trenching, complex interconnections, homerun cabling, and the need for expensive, skilled labor. Together those characteristics make the EV charging market ripe for innovation. And the innovation it needs are at exactly the areas where Shoals has unique expertise and manufacturing capabilities.

To capitalize on this immense opportunity, we are currently developing four new product families for the EV charging market, which we believe will reduce the installation cost of a charging deployment by 20-30%:
1.Skid solutions that package the key components required for an EV charging station in the factory with the objective of reducing the amount of labor required in the field and increasing quality;
2.Raceways that allow wire to be run above ground rather than in an underground conduit;
3.EV-BLA that eliminates homeruns from each dispenser and offers benefits similar to our solar BLA, including a 75% reduction in wire runs; and
4.Prefabricated skids for DC or HP chargers and AC skids with either two or four dispensers. Charging skid solutions minimize placement time and increase quality while reducing cable and costs.

Importantly, each of our product families can be used individually or in concert with one and other. We will encourage customers to purchase a complete system which will be a value multiplier, but we designed each product to stand on its own if customers want to purchase only certain components.

We expect to introduce our first offerings for EV charging in the fourth quarter of 2021. Specifically, our phase I products – Skid Solutions and the Quad Charger are already in advanced development and we expect to have our first units deployed with customers in Q4. Our phase II products – Raceways and EV-BLA – are being developed now and we expect to have our first units deployed with customers in the first quarter of next year. We currently expect full commercial launch of all products will occur in the second quarter of 2022.

I’ll wrap up by saying that we’re very excited about what we see ahead for our core solar business and our new EV charging business.
I'll now turn it over to Phil who will discuss second quarter and first six months financial results.

Philip Garton, CFO, Shoals Technologies Group, Inc.
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Thank you, Jason. For the second quarter, revenues increased 38% versus the prior-year period to $59.7 million, driven by a 62% year-over-year increase in our System Solutions revenues which was partly offset by an expected decline in Components revenues. The growth in System Solutions revenues reflects strong demand for our combine-as-you-go system. The declining Components revenue was consistent with the expected change in certain customers’ order timing relative to last year and the conversion of other customers from Components to System Solutions. The sale of System Solutions represented 86% of revenues versus 73% in the prior-year period.

Prices across our product lines during the second quarter were comparable to the prior year.

Exhibit 99.2
Gross margin in the second quarter increased by over 500 basis points versus the prior-year period to 43.8% as a result of a higher portion of revenue coming from combine-as-you-go system solutions, purchasing efficiencies from increased volumes, improved materials planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume.

Second quarter general and administrative expenses were $10.0 million compared to $9.3 million in the prior-year period, this was driven by planned increase in payroll expense due to higher headcount to support our growth and product initiatives, new public company costs and public offering expenses, partially offset by a decrease in equity-based compensation.

Adjusted EBITDA for the second quarter was $20.6 million up 34% from $15.4 million in the prior year period, with adjusted EBITDA margin decreasing approximately 90 basis points year-over-year to 34.5%.

Adjusted net income was $14.7 million in the second quarter compared to $13.1 million during the same period in the prior year, increasing 12% primarily due to increased System Solutions revenue partially offset by an increase in interest expense.

Please see the adjusted EBITDA and adjusted net income reconciliation tables in our second quarter press release for a bridge to our GAAP results.

Now turning to our results for the first six months of 2021. Revenues grew to $105.3 million, compared to $84.2 million in the prior-year period, an increase of 25%, driven by a 55% year-over-year increase in System Solutions revenues, partially offset by a decline in Components revenues. This reflects strong demand for Shoals’ combine-as-you-go system for the first six months of 2021. We derived 80% of revenues from System Solutions versus 65% in the prior-year period.

Prices across our product lines during the first half of 2021 were comparable to the prior-year period.

Gross margin in the first half of the year increased by 590 basis points versus the prior-year period to 42.7% as a result of a higher proportion of revenue coming from combine-as-you-go System Solutions, purchasing efficiencies from increased volumes, improved materials planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume.

General and administrative expenses were $16.8 million for the first six months of 2021 compared to $11.9 million in the prior-year period, driven primarily by new public company costs and public offering expenses, planned increased payroll expense due to higher headcount to support our growth and product initiatives, partially offset by a decrease in equity-based compensation.

Adjusted EBITDA for the first half of 2021 was $34.7 million up 26% from $27.5 million in the prior year period, with adjusted EBITDA margin increasing more than 30 basis points year-over-year to 33.0%.

Adjusted net income for the first six months of 2021 was $23.4 million compared to $22.1 million for the prior-year period.

Please see the adjusted EBITDA and adjusted net income reconciliation tables in our second quarter press release for a bridge to our GAAP results.

Exhibit 99.2
As of June 30, 2021, we had backlog and awarded orders of $200.5 million, an increase of 63% year-over-year, and 11% versus March 31, 2021. The increase in backlog and awarded orders reflects continued robust demand for Shoals’ products from our customers.

Turning to our outlook for 2021, based on current market conditions and input from our customers and team, we are reaffirming our previous guidance and expect 2021 revenues to be in the range of $230 million to $240 million, up 31% to 37% year-over-year. We expect adjusted EBITDA to be in the range of $75 million to $80 million, and adjusted net income to be in the range of $47 million to $51 million.

As we noted last quarter, we expect year-over-year revenue growth to increase in subsequent quarters. Specifically, we currently expect the second half of the year to be 4Q weighted with 3Q to be comparable to up modestly on a sequential basis from Q2. And from a margin perspective, as previously communicated, the mix related gross margin expansion that we saw this quarter may not re-occur next quarter when we expect to have greater percentage of component sales.

Before I turn it back over to Jason, I wanted to make a couple of comments regarding the growing pains that the solar market is currently experiencing.

The ones we hear about the most are price of commodities, potential for project delays given supply chain disruptions, and shipping costs. Now, while we're not immune to what happens in the market, we set our business up in a way that these issues have a minimal impact on us. First, when we quote a price, we match that price against a quote for key inputs from our suppliers. And we'll only honor that quote for seven days. That means we are not caught in a position where we promised a price to a customer, but then have the cost of the inputs for that order increase on us and change our margin profile. We essentially lock both sides of the ledger when an order gets signed.

We've been doing things that way since before the current inflation in commodity prices, and it has served us very well in this environment. And with respect to project delays, we're aware of some in the market, but we're not seeing them materially impact Shoals. And the reason for that is most of our customers are already in construction or about to start construction when they sign a contract with us. That means it's very unlikely that it will cause a delay or cancel a project.

And I think a good analogy here is once you start a new skyscraper, even if the real estate market changes, you're still going to order the windows and finish that project. And we're essentially the window guys. And lastly, as it relates to shipping, we're seeing increases in costs like many other players in the solar industry. But in our case, shipping is not a big component of our cost structure. And the reason for that is that our products are fairly lightweight and packed very dense. So we have a lot of options for how we get products to the customer. Also, on the supplier side of things, most of our suppliers are located in North America. So we don't have the challenges with overseas shipping that some of our peers are experiencing right now.

Jason, back to you.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.
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I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continuous support.
And with that, thank you everyone, and I appreciate your time today. I would like to ask the operator to open the line for questions.